Exhibit 99.2
Holly Energy Partners, L.P. Acquisition of Holly Corporation Intermediate Pipelines

Safe Harbor Disclosure Statements made during the course of this presentation that are not historical facts are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of Holly Corporation and/or Holly Energy Partners, L.P., and actual results may differ materially from those discussed during the presentation. Such risks and uncertainties include but are not limited to risks and uncertainties with respect to the successful closing of Holly Energy Partners' pending acquisition of pipelines from Holly and the future performance of these assets, the actions of actual or potential competitive suppliers and transporters of refined petroleum products in Holly's and Holly Energy Partners' markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to Holly and Holly Energy Partners, the effectiveness of Holly's and Holly Energy Partners' capital investments and marketing and acquisition strategies, the possibility of terrorist attacks and the consequences of any such attacks, and general economic conditions. Additional information on risks and uncertainties that could affect the business prospects and performance of Holly and Holly Energy Partners is provided in the reports of Holly and Holly Energy Partners filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this presentation are expressly qualified in their entirety by the foregoing cautionary statements. Holly and Holly Energy Partners undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Intermediate Pipeline Acquisition Overview The HEP and Holly Boards have approved HEP's acquisition of Holly's 8-inch and 10-inch pipelines that connect Holly's Lovington, NM and Artesia, NM refining facilities. This acquisition comes from the exercise of an option that HEP was granted in July 2004 at the time of the HEP IPO. These pipelines are 65 miles in length and have a current throughput capacity of 84,000 bpd. These pipelines transport crude oil, raw feedstocks, and partially finished refined products from Holly's Lovington refining facility to its Artesia facility.

The total purchase price for these intermediate pipelines is $81.5 million. After the acquisition, HEP plans to expend approximately $3.5 million to expand the capacity of the pipelines. Expected incremental EBITDA to HEP resulting from the transaction is approximately $10 million annually after one-year ramp-up period in which incremental EBITDA is expected to be approximately $9 million. Annual maintenance capital expenditures for these pipelines are approximately $150,000. The transaction is expected to be immediately accretive to HEP. The transaction is expected to close in July 2005. Transaction Purchase & Financial Information

At least 90% ($73.35 million) in cash, and Up to 10% ($8.15 million) in HEP common units. Consideration Paid to Holly

HEP plans to: Issue approximately 1.2 common units in a private sale to institutional investors. Finance most of the remainder of the transaction either through issuance of up to approximately $35 million of privately placed debt securities or through a drawing of $25 million under HEP's existing credit facility. Transaction Financing Detail

Holly Energy Partners Over 1,500 miles of product pipelines 11 Terminals in 5 states (3 of the terminals are 50% owned) 70% interest in Rio Grande Pipeline Company, a joint venture with BP Artesia/Lovington Navajo Refining Facility Intermediate pipelines originate at the Lovington facility and terminate at the Artesia facility

HEP will acquire intermediate pipelines from Holly Corporation. The total value of the transaction is $81.5 million, at least 90% to be paid in cash and up to 10% in HEP common units to Holly. After the acquisition , HEP plans to expend approximately $3.5 million to expand the capacity of the pipelines. The transaction will be financed primarily through a private sale of common units, and either a private placement of debt securities or a drawing under HEP's credit facility. Expected incremental EBITDA from transaction is approximately $10 million after a one-year ramp-up period in which incremental EBITDA is expected to be approximately $9 million. The transaction is expected to be immediately accretive to HEP. Transaction Summary